Exhibit 23

[ELLIOTT DAVIS, PLLC LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Surrey Bancorp

145 North Renfro Street

Mount Airy, North Carolina 27030-8038

We consent to the incorporation by reference in the Registration Statements (Nos. 333-108676 and 333-108677) of Surrey Bancorp on Forms S-8 of our report dated March 16, 2007 on the consolidated financial statements of Surrey Bancorp as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 which report appears in this December 31, 2006 annual report on Form 10-KSB of Surrey Bancorp.

/s/ Elliott Davis, PLLC
Galax, Virginia
March 21, 2007